Exhibit 4(c)

THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

IN ADDITION, THIS WARRANT MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED FOR A PERIOD OF ONE YEAR FROM THE DATE OF THIS WARRANT, EXCEPT TO AN OFFICER OR PARTNER (BUT NOT A DIRECTOR) OF THE WARRANTHOLDER.

VOID AFTER 5:00 P.M., CALIFORNIA TIME, ON JUNE 2, 2004 OR IF NOT A BUSINESS DAY, AS DEFINED HEREIN, AT 5:00 P.M., CALIFORNIA TIME, ON THE NEXT FOLLOWING BUSINESS DAY.

NO. CR-2	WARRANT TO PURCHASE ______ SHARES OF COMMON STOCK

WARRANT TO PURCHASE
COMMON STOCK
OF
ALLIANCE PHARMACEUTICAL CORP.

TRANSFER RESTRICTED -- SEE SECTION 5.2

This certifies that, for good and valuable consideration, ______________________ and assigns (collectively, the “Warrantholder”), is entitled to purchase from ALLIANCE PHARMACEUTICAL CORP., a New York corporation (the “Company”), subject to the terms and conditions hereof, at any time on or after 9:00 A.M., California time, on June 10, 1999, and before 5:00 P.M., California time, on June 2, 2004 (or, if such day is not a Business Day, at or before 5:00 P.M., California time, on the next following Business Day), the number of fully paid and non-assessable shares of Common Stock stated above at the Exercise Price (defined below). The Exercise Price and the number of shares purchasable hereunder are subject to adjustment from time to time as provided in Article 3 hereof.

article 1
DEFINITIONS

      1.1  Definition of Terms. As used in this Warrant, the following capitalized terms shall have the following respective meanings:

          (a)  Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of California are authorized by law to remain closed.

          (b)  Common Stock: Common Stock, $.01 par value per share, of the Company.

          (c)  Common Stock Equivalents: Securities that are convertible into or exercisable for shares of Common Stock.

          (d)   Demand Registration: See Section 6.2.

          (e)   Exchange Act: The Securities Exchange Act of 1934, as amended.

          (f)  Exercise Price: $3.675 per Warrant Share, as such price may be adjusted from time to time pursuant to Article 3 hereof.

          (g)  Expiration Date: 5:00 P.M., California time, on June 2, 2004 or, if such day is not a Business Day, the next succeeding day which is a Business Day.

          (h)  25% Holders: At any time as to which a Demand Registration is requested, the Holder and/or the holders of any other Warrants and/or the holders of Warrant Shares who have the right to acquire or hold, as the case may be, not less than 25% of the combined total of Warrant Shares issuable and Warrant Shares outstanding at the time such Demand Registration is requested.

          (i)  Holder: A Holder of Registrable Securities.

          (j)  NASD: National Association of Securities Dealers, Inc.

          (k)  Nasdaq: NASD Automated Quotation System.

          (l)  Person: An individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

          (m)  Piggyback Registration: See Section 6.1.

          (n)   Prospectus: Any prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference in such Prospectus.

          (o)  Public Offering: A public offering of any of the Company's equity or debt securities pursuant to a registration statement under the Securities Act.

          (p)  Registration Expenses: Any and all expenses incurred in connection with any registration or action incident to performance of or compliance by the Company with Article 6, including, without limitation, (i) all SEC, national securities exchange and NASD registration and filing fees; all listing fees and all transfer agent fees; (ii) all fees and expenses of complying with state securities or blue sky laws (including the fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) all printing, mailing, messenger and delivery expenses; and (iv) all fees and disbursements of counsel for the Company and of its accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions, brokerage fees and transfer taxes, if any, and fees of counsel or accountants retained by the holders of Registrable Securities to advise them in their capacity as Holders of Registrable Securities.

          (q)   Registrable Securities: Any Warrant Shares issued to Cruttenden Roth Incorporated and/or its designees or transferees as permitted under Section 5.2 and/or other securities that may be or are issued by the Company upon exercise of this Warrant, including those which may thereafter be issued by the Company in respect of any such securities by means of any stock splits, stock dividends, recapitalizations, reclassifications or the like, and as adjusted pursuant to Article 3 hereof.

          (r)   Registration Statement: Any registration statement of the Company filed or to be filed with the SEC which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.

          (s) SEC:  The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

          (t)  Securities Act: The Securities Act of 1933, as amended.

          (u)  Transfer: See Section 5.2.

          (v)   Warrants: This Warrant and all other warrants that may be issued in its or their place (together evidencing the right to purchase an aggregate _____ shares of Common Stock), originally issued as set forth in the definition of Registrable Securities.

          (w)   Warrantholder: The person(s) or entity(ies) to whom this Warrant is originally issued, or any successor in interest thereto, or any assignee or transferee thereof, in whose name this Warrant is registered upon the books to be maintained by the Company for that purpose.

          (x)  Warrant Shares: Common Stock, Common Stock Equivalents and other securities purchased or purchasable upon exercise of the Warrants.

article 2

DURATION AND EXERCISE OF WARRANT

      2.1  Duration of Warrant. The Warrantholder may exercise this Warrant at any time and from time to time before 5:00 P.M., California time, on the Expiration Date. If this Warrant is not exercised on or prior to the Expiration Date, it shall become void, and all rights hereunder shall thereupon cease.

     2.2 Exercise of Warrant.

          (a)  The Warrantholder may exercise this Warrant, in whole or in part, by presentation and surrender of this Warrant to the Company at its principal executive offices or at the office of its stock transfer agent, if any, with the Subscription Form annexed hereto duly executed and accompanied by payment of the full Exercise Price for each Warrant Share to be purchased; or

          (b)  Upon receipt of this Warrant with the Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price for the Warrant Shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock for which this Warrant is being exercised (adjusted to reflect the effect of the anti-dilution provisions contained in Article 3 hereof, if any, and as provided in Section 2.4 hereof) in such denominations as are requested for delivery to the Warrantholder, and the Company shall thereupon deliver such certificates to the Warrantholder. The Warrantholder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Warrantholder. If at the time this Warrant is exercised, a Registration Statement is not in effect to register under the Securities Act the Warrant Shares issuable upon exercise of this Warrant, the Company may require the Warrantholder to make such representations, and may place such legends on certificates representing the Warrant Shares, as may be reasonably required in the opinion of counsel to the Company to permit the Warrant Shares to be issued without such registration.

          (c) In case the Warrantholder shall exercise this Warrant with respect to less than all of the Warrant Shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such Warrant Shares and deliver such new warrant to the Warrantholder.

(d)  The Company shall pay any and all stock transfer and similar taxes which may be payable in respect of the issue of this Warrant or in respect of the issue of any Warrant Shares.

     2.3  Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of this Warrant. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights (except as provided in the last sentence of Section 2.2(b)).

     2.4  Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of this Warrant, and in any case where the Warrantholder would, except for the provisions of this Section 2.4, be entitled under the terms of this Warrant to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant and tender of the Exercise Price (as adjusted to cover the balance of the share), issue the larger number of whole shares purchasable upon exercise of this Warrant. The Company shall not be required to make any cash or other adjustment in respect of such fraction of a share to which the Warrantholder would otherwise be entitled.

     2.5  Listing. Prior to the issuance of any shares of Common Stock upon exercise of this Warrant, the Company shall secure the listing of such Common Stock upon each national securities exchange or automated quotation system, if any, upon which the Company’s Common Stock is then listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any Common Stock shall so be listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

article 3

WARRANT SHARES; ADJUSTMENT OF COMMON STOCK
PURCHASABLE AND OF EXERCISE PRICE

     The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article 3.

     3.1  Mechanical Adjustments.

          (a)  If at any time prior to the exercise of this Warrant in full, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether Common Stock or capital stock of any other class); (ii) subdivide, reclassify or recapitalize outstanding Common Stock into a greater number of shares; (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the Exercise Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that the Warrantholder shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised in full immediately prior to such event, such Warrantholder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. Any adjustment required by this paragraph 3.1(a) shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares, and in the event that such dividend or distribution or subdivision combination, reclassification or recapitalization is not so effected, the Exercise Price shall again be so adjusted to be the Exercise Price that was in effect immediately prior to such record date.

          (b)  If at any time prior to the exercise of this Warrant in full, the Company shall fix a record date for the issuance or making a distribution to all holders of Common Stock (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing corporation) of evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a combination, reclassification or recapitalization referred to in Section 3.1(a), regular cash dividends and cash distributions paid out of net profits legally available therefor and in the ordinary course of business) and subscription rights, options or warrants for Common Stock or Common Stock Equivalents (any such nonexcluded event being herein called a “Special Dividend”), (i) the Exercise Price shall be decreased immediately after the record date for such Special Dividend to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the then current market price of the Common Stock (as defined in Section 3.1(e)) on such record date less the fair market value (as determined by the Company’s Board of Directors) of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock or of such subscription rights, options or warrants applicable to one share of Common Stock and the denominator of which shall be such then current market price per share of Common Stock (as so determined) and (ii) the number of shares of Common Stock subject to purchase upon exercise of this Warrant shall be increased to a number determined by multiplying the number of shares of Common Stock subject to purchase immediately before such Special Dividend by a fraction, the numerator of which shall be the Exercise Price in effect immediately before such Special Dividend and the denominator of which shall be the Exercise Price in effect immediately after such Special Dividend. Any adjustment required by this paragraph 3.1(b) shall be made successively whenever such a record date is fixed and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price that was in effect immediately prior to such record date.

          (c)   If at any time prior to the exercise of this Warrant in full, the Company shall make a distribution to all holders of Common Stock of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the Exercise Price or the number of Warrant Shares purchasable upon the exercise of this warrant, each Warrantholder, upon the exercise hereof at any time after such distribution, shall be entitled to receive from the Company, such subsidiary or both, as the Company shall determine, the stock or other securities to which such Warrantholder would have been entitled if such Warrantholder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Article 3, and the Company shall reserve, for the life of the Warrant, such securities of such subsidiary or other corporation; provided, however, that no adjustment in respect of dividends or interest on such stock or other securities shall be made during the term of this Warrant or upon its exercise.

          (d)   For the purpose of any computation under this Section 3.1, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 20 consecutive trading days commencing 30 trading days before such date. The closing price for each day shall be the last sale price regular way or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the closing price as reported by Nasdaq, or other similar organization if Nasdaq is no longer reporting such information, or if not so available, the fair market value as determined by the Board of Directors of the Company.

          (e)   No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least ten cents ($.10) in such price; provided, however, that any adjustments which by reason of this paragraph (f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 3.1 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (f)   In the event that at any time, as a result of any adjustment made pursuant to Section 3.1(a), the Warrantholder thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 3.1(a).

     3.2  Notice of Adjustment. Whenever the number of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall prepare and deliver forthwith to the Warrantholder a certificate signed by its Chief Executive Officer, and by its President, any Vice President, Chief Financial Officer or Secretary, setting forth the adjusted number of shares purchasable upon the exercise of this Warrant and the Exercise Price of such shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which adjustment was made.

     3.3  No Adjustment for Dividends. Except as provided in Section 3.1 of this Agreement, no adjustment in respect of any cash dividends paid by the Company shall be made during the term of this Warrant or upon the exercise of this Warrant.

     3.4  Preservation of Purchase Rights in Certain Transactions. In case of any reclassification, capital reorganization or other change of outstanding Common Stock (other than a subdivision or a combination of the outstanding Common Stock and other than a change in the par value of the Common Stock or in case of any consolidation or merger of the Company with or into another corporation or other entity (other than a merger in which the Company is the continuing corporation and said merger does not result in any reclassification, capital reorganization or other change of outstanding Common Stock of the class issuable upon exercise of this Warrant)) or in case of any sale, lease, transfer or conveyance to another corporation or other entity of the property and assets of the Company as an entirety or substantially as an entirety, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive upon exercise of this Warrant the kind and amount of shares and other securities and property which he would have owned or have been entitled to receive after the happening of such reclassification, change, consolidation, merger, sale or conveyance had this Warrant been exercised immediately prior to such action. Such provision shall provide for adjustments in respect of such shares of stock and other securities and property, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 3. In the event that in connection with any such reclassification, capital reorganization, change, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for, or of, a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Article 3. The provisions of this Section 3.4 shall similarly apply to successive reclassification, capital reorganizations, consolidations, mergers, sales or conveyances.

     3.5  Form of Warrant After Adjustments. The form of this Warrant need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant, as initially issued.

     3.6  Treatment of Warrantholder. Prior to due presentment for registration of transfer of this Warrant, the Company may deem and treat the Warrantholder as the absolute owner of this Warrant (notwithstanding any notation of ownership or other writing hereon) for all purposes and shall not be affected by any notice to the contrary.

article 4

OTHER PROVISIONS RELATING
TO RIGHTS OF WARRANTHOLDER

     4.1  No Rights as Shareholders; Notice to Warrantholders. Nothing contained in this Warrant shall be construed as conferring upon the Warrantholder or his or its transferees the right to vote or to receive dividends or to consent to or receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any other rights whatsoever as shareholders of the Company. The Company shall give notice to the Warrantholder by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

          (a)  the Company shall authorize the payment of any dividend upon Common Stock payable in any securities or authorize the making of any distribution to all holders of Common Stock;

          (b)  the Company shall authorize the issuance to all holders of Common Stock of any additional Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;

          (c)  a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety); or

          (d)  a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation or other entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation or other entity of the property of the Company as an entirety or substantially as an entirety.

     Such giving of notice shall be initiated (i) at least 10 Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.

     4.2  Lost, Stolen, Mutilated or Destroyed Warrants. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as and in substitution for this Warrant.

article 5

SPLIT-UP, COMBINATION
EXCHANGE AND TRANSFER OF WARRANTS

     5.1  Split-Up, Combination, Exchange and Transfer of Warrants. Subject to the provisions of Section 5.2 hereof, this Warrant may be split up, combined or exchanged for another Warrant or Warrants containing the same terms to purchase a like aggregate number of Warrant Shares. If the Warrantholder desires to split up, combine or exchange Warrants, such Warrantholder shall make such request in writing delivered to the Company and shall surrender to the Company any Warrants to be so split up, combined or exchanged. Upon any such surrender for a split up, combination or exchange, the Company shall execute and deliver to the person entitled thereto a Warrant or Warrants, as the case may be, as so requested. The Company shall not be required to effect any split up, combination or exchange which will result in the issuance of a Warrant entitling the Warrantholder to purchase upon exercise a fraction of a Common Stock or a fractional Warrant. The Company may require such Warrantholder to pay a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any split up, combination or exchange of Warrants.

     5.2  Restrictions on Transfer.

          (a)   Subject to the provisions of Section 5.2(b), neither this Warrant nor the Warrant Shares may be disposed of or encumbered (any such action, a “Transfer”), except (i) pursuant to a registration relating to such securities under the Securities Act or an exemption therefrom, (ii) to Cruttenden Roth Incorporated, any successor to the business of such company, or any officer of such company, or (iii) to any underwriter in connection with a Public Offering of the Common Stock, provided (as to (iii)) that this Warrant is exercised upon such Transfer and the Common Stock issued upon such exercise is sold by such underwriter as part of such Public Offering , and as to both (ii) and (iii), only in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder. If at the time of a Transfer, a Registration Statement is not in effect to register this Warrant or the Warrant Shares, the Company may require the Warrantholder to make such representations, and may place such legends on certificates representing this Warrant, as may be reasonably required in the opinion of counsel to the Company to permit a Transfer without such registration.

          (b)   Notwithstanding the provisions of Section 5.2(a), the Warrantholder shall not sell, transfer, pledge, assign or hypothecate this Warrant for a period of one year from the date of this Warrant, except that it may sell, transfer, pledge, assign or hypothecate this Warrant within such time period only to its officers or partners (but not its directors).

article 6

REGISTRATION UNDER THE SECURITIES ACT OF 1933

          6.1  Piggyback Registration.

          (a)  Right to Include Registrable Securities. If at any time or from time to time during the two years following the date of this Warrant, the Company proposes to register any of its securities under the Securities Act on any form for the registration of securities under such Act, whether or not for its own account (other than by a registration statement on Form S-8 or other form which does not include substantially the same information as would be required in a form for the general registration of securities or would not be available for the Registrable Securities) (a “Piggyback Registration”), it shall as expeditiously as possible give written notice to all Holders of its intention to do so and of such Holders’ rights under this Section 6.1. Such rights are referred to hereinafter as “Piggyback Registration Rights.” Upon the written request of any such Holder made within 20 days after receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company shall include in the Registration Statement the Registrable Securities which the Company has been so requested to register by the Holders thereof and the Company shall keep such Registration Statement in effect and current and maintain compliance with each federal, state and other applicable law or regulation for the period necessary for such Holder to effect the proposed sale or other disposition, which period shall not exceed the longer of (i) nine months following the effective date of the Registration Statement or (ii) the period of time that the Company is otherwise obligated to keep the Registration Statement current.

          (b)  Withdrawal of Piggyback Registration by Company. If, at any time after giving written notice of its intention to register any securities in a Piggyback Registration but prior to the effective date of the related Registration Statement, the Company shall determine for any reason not to register such securities, the Company shall give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration. All best efforts obligations of the Company pursuant to Section 6.4 shall cease if the Company determines to terminate prior to such effective date any registration where Registrable Securities are being registered pursuant to this Section 6.1.

          (c)  Piggyback Registration of Underwritten Public Offerings. If a Piggyback Registration involves an offering by or through underwriters, then, (i) all Holders requesting to have their Registrable Securities included in the Company’s Registration Statement must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to other selling shareholders and (ii) any Holder requesting to have his or its Registrable Securities included in such Registration Statement may elect in writing, not later than three Business Days prior to the effectiveness of the Registration Statement filed in connection with such registration, not to have his or its Registrable Securities so included in connection with such registration.

          (d)  Payment of Registration Expenses for Piggyback Registration. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to a Piggyback Registration Right contained in this Section 6.1.

          (e)  Priority in Piggyback Registration. If a Piggyback Registration involves an offering by or through underwriters, the Company shall not be required to include Registrable Securities therein if and to the extent the underwriter managing the offering reasonably believes in good faith and advises each Holder requesting to have Registrable Securities included in the Company’s Registration Statement that such inclusion would materially adversely affect such offering; provided that (i) if other selling shareholders who are employees, officers, directors or other affiliates of the Company have requested registration of securities in the proposed offering, the Company will reduce or eliminate such other selling shareholders’ securities before any reduction or elimination of Registrable Securities; (ii) any such reduction or elimination (after taking into account the effect of clause (i)) shall be pro rata to all other holders of the securities of the Company exercising “piggyback registration rights” similar to those set forth herein in proportion to the respective number of shares they have requested to be registered; and (iii) in such event, such Holders shall delay any offering by them of all Registrable Securities requested to be included (or that portion of such Registrable Securities eliminated for such period), not to exceed 90 days, as the managing underwriter shall request, and the Company shall file such supplements and post-effective amendments and take such other action necessary under any federal, state and other applicable law or regulation as may be necessary to permit such Holders to make their proposed offering for a period of at least 90 days following such period of delay.

     6.2  Demand Registration.

          (a)  Request for Registration. If, at any time during the two years following the date of this Warrant, any 25% Holders request that the Company file a registration statement under the Securities Act, the Company as soon as practicable shall use its best efforts to file a registration statement with respect to all Warrant Shares that it has been so requested to include and obtain the effectiveness thereof, and to take all other action necessary under any federal, state or other applicable law or regulation to permit the Warrant Shares that are then held and/or that may be acquired upon the exercise of the Warrants specified in the notices of the Holders or holders thereof to be sold or otherwise disposed of, and the Company shall maintain such compliance with each such federal, state and other law and regulation and keep such Registration Statement continuously effective for a period of two years following the date on which the Registration Statement becomes effective under the Securities Act, or such shorter period ending on the earlier of (i) when all Registrable Securities covered by the Registration Statement have been sold or (ii) when all Registrable Securities covered by the Registration Statement may immediately be sold during any 90-day period without registration under the Securities Act pursuant to the exemptions provided by Rule 144 under the Securities Act; provided, however, that the Company shall be entitled to defer such registration for a period of up to 90 days if and to the extent that its Board of Directors shall in good faith determine that such registration would interfere with a pending corporate transaction, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period. The Company shall also promptly give written notice to the Holder and the holders of any other Warrants and/or the holders of any Warrant Shares who or that have not made a request to the Company pursuant to the provisions of this subsection (a) of its intention to effect any required registration or qualification and shall use its best efforts to effect as expeditiously as possible such registration or qualification of all other such Warrant Shares that are then held and/or that may be acquired upon the exercise of the Warrants, the Holder or holders of which have requested such registration or qualification, within 15 days after such notice has been given by the Company, as provided in the preceding sentence. The Company shall be required to effect a registration or qualification pursuant to this subsection (a) on one occasion only. A demand registration shall be deemed effected by the Company only if the Registration Statement with respect to such demand registration has been declared effective by the SEC and remains effective for the period set forth above.

          (b)  Payment of Registration Expenses for Demand Registration. The Company shall pay all Registration Expenses in connection with the Demand Registration.

          (c)  Selection of Underwriters. If any Demand Registration is requested to be in the form of an underwritten offering, the managing underwriter shall be Cruttenden Roth Incorporated and the independent pricer required under the rules of the NASD (if any) shall be selected and obtained by the Holders of a majority of the Warrant Shares to be registered. Such selection shall be subject to the Company’s consent, which consent shall not be unreasonably withheld. All fees and expenses (other than Registration Expenses otherwise required to be paid) of any managing underwriter, any co-manager or any independent underwriter or other independent pricer required under the rules of the NASD shall be paid for by such underwriters or by the Holders or holders whose shares are being registered. If Cruttenden Roth Incorporated declines to serve as managing underwriter, then the Holders of a majority of the Warrant Shares to be registered may select and obtain one or more managing underwriters. Such selection shall be subject to the Company’s consent, which consent shall not be unreasonably withheld.

     6.3  Buy-Outs of Registration Demand. In lieu of carrying out its obligations to effect a Piggyback Registration or Demand Registration of any Registrable Securities pursuant to this Article 6, the Company may carry out such obligation by offering to purchase and purchasing such Registrable Securities requested to be registered on a per share basis at an amount in cash equal to the difference between (a) the last sale price of the Common Stock on the day the request for registration is made and (b) the Exercise Price in effect on such day.

     6.4  Registration Procedures and Company Obligations. If and whenever the Company is required to use its best efforts to take action pursuant to any federal, state or other law or regulation to permit the sale or other disposition of any Warrant Shares that are then held or that may be acquired upon exercise of the Warrants, in order to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Article 6, the Company shall, as expeditiously as practicable:

          (a)   Prepare and file with the SEC such pre-effective and post-effective amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to cause the Registration Statement to become effective, to keep the Registration Statement continuously effective during the applicable period set forth above (the “Registration Period”) and not misleading, and as may otherwise be required or applicable under, and to comply with the provisions of, the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the Registration Period. The Company shall not be deemed to have kept a Registration Statement effective during the Registration Period if it voluntarily takes any action that results in Holders not being able to sell such Registrable Securities pursuant to applicable securities laws during that period (and the time period during which such Registration Statement is required to remain effective hereunder shall be extended by the number of days during which such Holders are not able to sell Registrable Securities) unless such action is required under applicable law or regulation or court order.

          (b)   Furnish to each selling Holder such number of copies of a prospectus, including a preliminary prospectus, and each amendment or supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (c)   Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be necessary to permit the sale of the Registrable Securities.

          (d)  Notify promptly the Holders of Registrable Securities to be sold (and in the case of (i)(A) in no event less than two Business Days prior to such filing), and (if requested by any such Person) confirm such notice in writing, (i)(A) when a prospectus or any prospectus supplement or post-effective amendment is proposed to be filed, and (B) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal, state or other governmental authority for amendments or supplements to a Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (e)   Use its reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

          (f)  If requested by the holders of a majority of the Registrable Securities being sold in connection with such offering, (i) promptly incorporate in a prospectus supplement or post-effective amendment such information as the holders reasonably request should be included therein regarding such holders or the plan of distribution of the Registrable Securities, and (ii) make all required filings of the prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of such matters to be incorporated in such prospectus supplement or post-effective amendment; provided, however, that the Company shall not be required to take any action pursuant to this Section 6.4(f) that would, in the opinion of outside counsel for the Company, violate applicable law.

          (g)  Upon the occurrence of any event contemplated by Section 6.4(d)(v), as promptly as practicable, prepare a supplement or amendment, including a post-effective amendment, to each Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h)  Use its reasonable best efforts to cause all Registrable Securities relating to such Registration Statement to be listed on each securities exchange or automated quotation system, if any, on which similar securities issued by the Company are then listed.

          (i)  Enter into such agreements (including an underwriting agreement) and take all such other actions reasonably required in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, if the registration is in connection with an underwritten offering, (i) make such representations and warranties to the underwriters in such form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions in form, scope and substance shall be reasonably satisfactory to the underwriters) addressed to the underwriters and the Holders covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters; (iii) obtain “cold comfort” letters and updates thereof from the Company’s accountants addressed to the underwriters such letters to be in customary form and to cover matters of the type customarily covered in “cold comfort” letters to underwriters and the Holders in connection with underwritten offerings; (iv) set forth in full, in any underwriting agreement entered into, the indemnification provisions and procedures of Section 6.5 hereof with respect to all parties to be indemnified pursuant to said Section; and (v) deliver such documents and certificates as may be reasonably requested by the underwriters to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company; the above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder.

          (j)  Make available for inspection by one or more representatives of the Holders of Registrable Securities being sold, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by such Holders or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representatives in connection with such.

          (k)  Otherwise use its best efforts to comply with all applicable federal, state, local and foreign regulations; and take such other action as may be reasonably necessary or advisable to enable each such Holder and each such underwriter to consummate the sale or disposition in such jurisdiction or jurisdiction, in which any such Holder or underwriter shall have requested that the Registrable Securities be sold.

     Except as otherwise provided in this Agreement, the Company shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of each Registration Statement, the selection of underwriters, and the distribution of any preliminary prospectus included in the Registration Statement, and may include within the coverage thereof additional Common Stock or other securities for its own account or for the account of one or more of its other security holders.

     Each seller of Registrable Securities as to which any registration is being effected shall furnish to the Company such information regarding the distribution of such securities and such other information as may otherwise be required by the Securities Act to be included in such Registration Statement.

     6.5  Indemnification.

          (a)  Indemnification by Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder and each person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendments or supplements thereto, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (including any preliminary, final or summary prospectus, amendment or supplement thereto) included in such Registration Statement or any omission or alleged omission to state a material fact required to be stated therein or necessary to make any statement therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by the Registration Statement; provided, however, that the Company will not be liable for indemnification in any such case to the extent that any losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with information furnished to the Company by such Holder, and in the case of clause (iii) above, any action or failure to act by such Holder or any underwriter, broker or dealer selected by the Holder. Subject to Section 6.5(c), the Company will pay to each such Holder, partner, officer, director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a violation.

          (b)  Indemnification by Holder of Registrable Securities. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, agents and each person, if any, who controls the Company within the meaning of the Securities Act against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, agent or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, agent, controlling person or other person in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that in no event shall any indemnity under this Section 6.5(b) exceed the dollar amount of proceeds from the offering received by such Holder.

          (c)  Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party under this Section 6.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable judgment of any such indemnified party, based upon advice of counsel, a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party; provided, however, that all indemnified parties shall be entitled to elect only one counsel at the expense of the indemnifying party and such counsel shall be reasonably acceptable to the indemnifying party). The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if it is finally determined in a court of competent jurisdiction (which determination is not subject to appeal) that such failure is materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.5, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.5. No indemnifying party shall be liable for any settlement of any claim or action effected without its written consent.

          (d)  Contribution. If the indemnification provided for in this Section 6.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the dollar amount of proceeds from the offering received by such Holder.

          (e)  Survival; Settlement. The obligations of the Company and Holders under this Section 6.5 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Warrant. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     6.6  Termination of Registration Rights. Notwithstanding anything herein to the contrary, a Holder’s registration rights shall expire if all Registrable Securities held by such Holder may immediately be sold during any 90-day period without registration under the Securities Act pursuant to the exemptions provided by Rule 144 under the Securities Act.

     6.7  Rule 144. During the term of this Warrant, the Company covenants that it will file the reports required to be filed by it (if so required) under the Securities Act and the Exchange Act and the Rules and Regulations adopted by the SEC thereunder in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act. The Company further covenants that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to the exemptions provided by Rule 144 under the Securities Act. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements.

article 7

OTHER MATTERS

     7.1  Amendments and Waivers. The provisions of this Warrant, including the provisions of this sentence, may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of holders of at least a majority of the outstanding Registrable Securities. Holders shall be bound by any consent authorized by this Section whether or not certificates representing such Registrable Securities have been marked to indicate such consent.

     7.2  Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California.

     7.3  Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

     7.4  Attorneys’ Fees. In any action or proceeding brought to enforce any provisions of this Warrant, or where any provisions hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

     7.5  Computations of Consent. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its affiliates (other than the Warrantholder or subsequent Holders if they are deemed to be such affiliates solely by reason of their holdings of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

     7.6  Notice. Any notices or certificates by the Company to the Holder and by the Holder to the Company shall be deemed delivered if in writing and delivered in person or by certified mail (return receipt requested) to the Holder addressed to the Holder in care of Cruttenden Roth Incorporated, 4350 La Jolla Village Drive, Suite 220, San Diego, California 92122 or, if the Holder has designated, by notice in writing to the Company, any other address, to such other address, and if to the Company, addressed to it at 9333 Genesee Avenue, San Diego, California 92122. The Company may change its address by written notice to the Holder and the Holder may change his or its address by written notice to the Company.

     In Witness Whereof, this Warrant has been duly executed by the Company under its corporate seal as of the 10th day of June, 1999

Alliance Pharmaceutical Corp. By: ____________________________________ Name: Duane J. Roth Title: Chief Executive Officer

Attest:___________________________
             Secretary

ASSIGNMENT

(To be executed only upon assignment of Warrant Certificate)

        For value received, _________________________ hereby sells, assigns and transfers unto ___________________________ the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________________________ attorney, to transfer said Warrant Certificate on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s)	Address	No. of Warrants

And if said number of Warrants shall not be all the Warrants represented by the Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants represented by said Warrant Certificate

Dated: _______________, ______

________________________________________ Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate.

SUBSCRIPTION FORM
(To be executed upon exercise of Warrant
pursuant to Section 2.2(a))

        The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder ____________ Common Stock, as provided for therein, and tenders herewith payment of the purchase price in full in the form of cash or a certified or official bank check in the amount of $_______________.

        Please issue a certificate or certificates for such Common Stock in the name of:

Name: _________________________________________
______________________________________________
______________________________________________
______________________________________________
(Please Print Name, Address and Social Security Number)

Signature______________________________________

NOTE:	The above signature should respond exactly with the name on the first page of this Warrant Certificate or with the name of the assignee appearing in the assignment form below.

        And if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher number of shares.